Exhibit 99.1

News Release

For Release April 18, 2012

9:00 A.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces First Quarter Results and Cash Dividend Highlights

•                  56% increase in net income available to common shareholders to $630,000 or $0.19 per share

•                  Continued payment of cash dividend

•                  Capital ratios of 9.77% (Tier 1 Leverage) and 17.62% (Total Capital)

•                  Loan portfolio quality better than peer with NPA ratio decreasing to 1.80%

•                  Organic pure deposit growth of 24.4% (annualized)

Lexington, SC — April 18, 2012  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported net income available to common shareholders for the first quarter of 2012.  Net income available to common shareholders for the first quarter of 2012 was $630 thousand as compared to $403 thousand in the first quarter of 2011.  Diluted earnings per common share were $0.19 for the first quarter of 2012 as compared to $0.12 for the first quarter of 2011.

Cash Dividend and Capital

The company announced that the Board of Directors has approved a cash dividend for the first quarter of 2012.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable May 15, 2012, to shareholders of record as of May 1, 2012.

During the first quarter of 2012, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the bank’s primary regulator, the Office of the Comptroller of the Currency.  These new expectations are 8.00%, 10.00% and 12.00%, respectively.  At March 31, 2012, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 9.77%, 15.69% and 17.62%, respectively.  This compares to the same ratios as of March 31, 2011, of 8.90%, 14.15% and 15.20%, respectively.  Additionally, it should be noted that the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.70%, 15.59% and 16.85%, respectively, as of March 31, 2012.  The company has previously noted that capital planning will continue to be a focus for the company.  The improvement in the capital ratios is a result of the company’s continued earnings and its success in executing its previously announced strategy of controlling the overall size of its balance sheet.

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 6.20% as of March 31, 2012; as compared to 5.07% as of March 31, 2011.  Tangible book value also increased to $11.25 per share as of March 31, 2012; as compared to $9.39 as of March 31, 2011.

Asset Quality

Loan Portfolio

Non-performing assets declined by $1,980,000 (15.5%) to $10.8 million (1.80% of total assets) at the end of the quarter, as compared to $12.8 million (2.15%) as of December 31, 2011.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.00%.

This decrease was driven by the sale of various properties held in Other Real Estate Owned (OREO), which was accomplished while realizing a net gain of $50,000 on the sale of these assets.

Trouble debt restructurings, that are still accruing interest, declined during the quarter to $3.7 million from $4.0 million.  Loans past due 30-89 days remained relatively flat at $3.3 million (0.99% of loans) on a linked quarter basis.

Net loan charge-offs for the quarter were $184 thousand (0.22% annualized ratio) as compared to the same period in the prior year total of $616 thousand (0.76% annualized ratio).  The company believes that this compares very favorably to its peer group average.

It is also noteworthy that classified loans decreased in the quarter to $16.8 million.  This decrease is a continuation of a trend of declining balances of classified loans.  The ratio of classified loans plus OREO now stands at 36.05% of total regulatory risk-based capital as of March 31, 2012.

Mike Crapps, First Community President and CEO, commented, “Nearly every metric for loan portfolio quality showed improvement during the quarter and it should be noted that we were already performing at better than peer levels.  This is evidence of the credit culture of this organization and can be attributed to the men and women that implement this culture daily and to the high quality of our customers.”

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported great success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit and Federal Home Loan Bank advances; thereby achieving an even lower cost of funding.

(Numbers in millions)

	12/31/10	12/31/11	3/31/12	$ Variance	% Variance

Total Pure Deposits	$259.8	$286.8	$304.3	$17.5	6.1%

CDs <$100K	$122.3	$107.4	$103.2	$(4.2)	(3.9)%
CDs>$100K	73.2	70.4	69.4	(1.0)	(1.4)%
Brokered CDs	0.0	0.0	0.0	0.0	0.0%
Total CDs	$195.5	$177.5	$172.6	$(5.2)	(2.9)%

Total Deposits	$455.3	$464.6	$476.9	$12.3	2.7%

Customer Cash Management	12.7	13.6	13.5	(0.1)	0.7%
FHLB Advances	68.1	43.9	38.9	(5.0)	(11.4)%

Total Funding	$536.2	$522.1	529.2	(7.1)	(1.4)%

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  Certificates of deposit now represent only 36.2% of the total deposits.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to 1.14% from 1.45% in the first quarter of 2011.”  Mr. Crapps continued, “In addition to this success on the liability side of the balance sheet, we are also extremely pleased to report growth in our loan portfolio.  This growth in the amount of $6.8 million represents an annualized growth rate of 8.4% and is the result of the diligent efforts of our bankers to identify, underwrite, and appropriately price sound loan opportunities”

Net Interest Income/Net Interest Margin

Net interest income was $4.5 million for the first quarter of 2012 which represents a slight increase over the first quarter of 2011.  The net interest margin, on a tax equivalent basis, was 3.36% for the first quarter of 2012, which represents an increase from 3.30% during the same period in 2011.  This improvement is primarily due to the before mentioned reduction in cost of funding.

Non-Interest Income

Non-interest income increased slightly by 2.6% to $1,463,000 during the first quarter of 2012, as compared to $1,426,000 in the first quarter of 2011.  The highlight was the increase in mortgage origination revenue from $191,000 to $723,000.  Mr. Crapps commented, “The acquisition of Palmetto South Mortgage Corporation continues to be beneficial, and in combination with the legacy mortgage unit is a real story of success.”  This revenue increase was partially offset by increased Other Than Temporary Impairment (OTTI) charges and the cost related to the early extinguishment of debt (Federal Home Loan Bank Advances); as well as reduced gain on sale of securities.

Non-Interest Expense

Non-interest expense decreased by $110,000 (2.3%) to $4.6 million for the first quarter.  Increased salary and benefits costs driven by the mortgage unit’s success were offset by reductions in OREO expense and the amortization of intangibles.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

QUARTERLY INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Interest income	$6,044	$6,238	$6,440
Interest expense	1,535	1,622	1,986
Net interest income	4,509	4,616	4,454
Provision for loan losses	230	310	360
Net interest income after provision	4,279	4,306	4,094

Non Interest Income
Deposit service charges	389	434	458
Mortgage origination fees	723	821	191
Investment advisory fees and non-deposit commissions	147	236	175
Gain on sale of securities	11	301	134
Gain (loss) on sale of other assets	50	(46)	(47)
Other-than-temporary-impairment write-down on securities	(200)	(243)	(4)
Fair value adjustment gain (loss)	(33)	19	4
Loss on early extinguishment of debt	(121)	(114)	—
Other	497	486	516
	1,463	1,894	1,427
Non Interest Expense
Salaries and employee benefits	2,558	2,518	2,313
Occupancy	345	336	309
Equipment	287	289	281
Marketing and public relations	186	91	171
FDIC assessment	184	208	255
Other real estate expense	119	202	346
Amortization of intangibles	51	51	155
Other	882	940	893
	4,612	4,635	4,723
Income before taxes	1,130	1,565	798
Income tax expense	331	494	228
Net income	$799	$1,071	$570
Preferred stock dividend, including discount accretion	169	168	167
Net income available to common shareholders	$630	$903	$403

Primary earnings per common share	$0.19	$0.27	$0.12
Diluted earnings per common share	$0.19	$0.27	$0.12

Average number of shares outstanding basic	3,308,677	3,305,569	3,271,758
Average number shares outstanding diluted	3,329,175	3,305,569	3,271,758

Return on Average Assets	0.43%	0.59%	0.27%
Return on Average Common Equity	6.86%	9.94%	5.31%
Return on Average Common Tangible Equity	7.03%	10.15%	5.45%
Net Interest Margin	3.34%	3.32%	3.30%
Net Interest Margin (Tax Equivalent)	3.36%	3.32%	3.30%

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	As of
	March 31,	December 31,	March 31,
	2012	2011	2011

Total Assets	$601,501	$593,887	$607,314
Other Short-term Investments (1)	14,520	5,893	20,396
Investment Securities	202,699	206,669	197,822
Loans held for sale	3,863	3,725	—
Loans	331,090	324,311	334,156
Allowance for Loan Losses	4,745	4,699	4,655
Total Deposits	476,874	464,585	465,983
Securities Sold Under Agreements to Repurchase	13,479	13,816	14,342
Federal Home Loan Bank Advances	38,857	43,862	64,840
Junior Subordinated Debt	17,914	17,913	15,464
Shareholders’ equity	49,307	47,896	42,515

Book Value Per Common Share	$11.52	$11.11	$9.61
Tangible Book Value Per Common Share	$11.25	$10.89	$9.39
Equity to Assets	8.10%	8.06%	7.00%
Tangible common equity to tangible assets	6.20%	6.07%	5.07%
Loan to Deposit Ratio	69.43%	70.61%	71.71%
Allowance for Loan Losses/Loans	1.43%	1.45%	1.39%

Regulatory Ratios:
Leverage Ratio	9.77%	9.40%	8.90%
Tier 1 Capital Ratio	15.69%	15.33%	14.15%
Total Capital Ratio	17.62%	17.25%	15.20%
Tier 1 Regulatory Capital	$57,461	$56,207	$52,935
Total Regulatory Capital	$64,506	$63,256	$57,810

(1) Includes federal funds sold, securities sold under agreement to resell and interest-bearing deposits

Quarterly Average Balances:

	Three months ended
	March 31,	December 31,	March 31,
	2012	2011	2011

Average Total Assets	$594,059	$603,290	$602,589
Average Loans	328,604	328,615	333,678
Average Earning Assets	543,135	551,477	548,026
Average Deposits	466,585	469,968	461,023
Average Other Borrowings	73,928	80,078	94,935
Average Shareholders’ Equity	48,095	47,167	41,817

Asset Quality;

	As of
	March 31,	December 31,	March 31,
	2012	2011	2011

Non-accrual loans	$5,416	$5,403	$5,018
Other real estate owned and repossessed assets	5,383	7,351	7,903
Accruing loans past due 90 days or more	—	25	194
Total nonperforming assets	$10,799	$12,779	$13,115

Loan Risk Rating by Category (End of Period)
Special Mention	$8,632	$8,508	$9,510
Substandard	16,807	17,813	19,769
Doubtful	—	—	—
Pass	309,514	301,715	304,887
	$334,953	$328,036	$334,166

	Three months ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Loans charged-off	$204	$317	$631
Overdrafts charged-off	8	11	7
Loan recoveries	(23)	(8)	(17)
Overdraft recoveries	(5)	(1)	(5)
Net Charge-offs	$184	$319	$616
Net charge-offs to average loans	0.06%	0.10%	0.19%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three months ended March 31, 2012			Three months ended March 31, 2011
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$328,604	$4,627	5.66%	$333,678	$4,803	5.84%
Securities:	203,496	1,400	2.77%	196,342	1,616	3.34%
Other short-term investments	11,035	17	0.62%	18,006	21	0.47%
Total earning assets	543,135	6,044	4.48%	548,026	6,440	4.77%
Cash and due from banks	8,631			7,997
Premises and equipment	17,443			17,969
Intangibles	910			804
Other assets	28,672			32,720
Allowance for loan losses	(4,732)			(4,927)
Total assets	$594,059			$602,589
Interest-bearing liabilities
Interest-bearing transaction accounts	84,989	42	0.20%	78,382	73	0.38%
Money market accounts	50,143	42	0.34%	46,447	53	0.46%
Savings deposits	36,445	12	0.13%	30,369	13	0.17%
Time deposits	208,565	831	1.60%	224,612	1,119	2.02%
Other borrowings	73,928	608	3.31%	94,935	728	3.11%
Total interest-bearing liabilities	454,070	1,535	1.36%	474,745	1,986	1.70%
Demand deposits	86,443			81,213
Other liabilities	5,451			4,814
Shareholders’ equity	48,095			41,817
Total liabilities and shareholders’ equity	$594,059			$602,589

Cost of funds including demand deposits			1.14%			1.45%
Net interest spread			3.12%			3.07%
Net interest income/margin		$4,509	3.34%		$4,454	3.30%
Net interest income/margin (taxable equivalent)		$4,540	3.36%		$4,462	3.30%